Exhibit 99.1

NEWS

FINANCIAL
RELATIONS BOARD

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

For Immediate Release
November 3, 2005

COMFORCE CORPORATION ANNOUNCES
THIRD QUARTER 2005 RESULTS

Company Reports Record Quarter and Nine Month Revenues
Revenues Rise 12.7% to $139.1 Million for Quarter
And 14.1% to $397.7 Million for Nine Months over Prior Year

Woodbury, NY - November 3, 2005-- COMFORCE Corporation (AMEX: CFS) a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its third quarter ended September 25, 2005. Revenues for the quarter increased 12.7% to $139.1 million, compared to revenues of $123.4 million for the third quarter of 2004. Sequentially, revenues rose 3.1%, compared to revenues of $134.9 million for the second quarter of 2005. The improvement in revenues was primarily attributable to the continued strong growth in PRO Unlimited which had an increase in revenues of $9.3 million, or 13.3% over last year’s third quarter. The Staff Augmentation segment grew $6.9 million or 13.4%. The increase in Staff Augmentation primarily resulted from growth in Information Technologies of $5.2 million, or 35.8% over the prior year’s third quarter. The Financial Outsourcing Services segment revenues decreased by $565,000 due in part to a lower number of clients than in the comparable quarter last year.

Gross profit for the third quarter of 2005 was $20.6 million, or 14.8% of revenues, compared to $17.5 million, or 14.2% of revenues for the third quarter of 2004. The increase in gross profit as a percentage of sales was principally due to slight increases in the margin results at both PRO Unlimited and in the Staff Augmentation segment.

Operating income for the third quarter of 2005 was $4.2 million, compared to operating income of $3.4 million in the third quarter of 2004.

Interest expense in the third quarter of 2005 was $2.8 million, compared to $3.0 million for the third quarter of 2004. During the third quarter of 2005 the Company repurchased $2.6 million principal amount of 12% Senior Notes and has repurchased an additional $1.0 million principal amount subsequent to the end of the quarter. During

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2005 COMFORCE repurchased $12.6 million of Senior Notes and since June 30, 2000, the Company has reduced its public debt from $138.8 million to $51.8 million.

The Company recorded income from continuing operations before income taxes of $1.6 million in the third quarter of 2005, compared to income from continuing operations before income taxes of $486,000 in the third quarter of 2004. The Company recorded a tax benefit of $3.5 million in third quarter 2005, compared to a tax provision of $354,000 in the same quarter last year. In the third quarter ending September 25, 2005, the income tax provision included a tax benefit of $4.3 million from the resolution of certain federal and state income tax contingencies.

COMFORCE reported net income of $5.1 million or $0.29 per basic and $0.17 per diluted share for the third quarter of 2005, compared to a net income of $132,000, or $0.00 per basic and diluted share for the third quarter of 2004. Excluding the tax benefit discussed above, the Company would have reported net income of $771,000.

Nine Month Results
COMFORCE reported revenues of $397.7 million for the first nine months of 2005, compared to revenues of $348.4 million for the same period last year, an increase of 14.1%. The increase in revenue for the first nine months is primarily due to the continued success of PRO Unlimited and certain sectors of Staff Augmentation, particularly Information Technologies, Technical Services and Telecom Services.

Gross profit for the first nine months of 2005 was $57.3 million, or 14.4% of revenues, compared to $51.7 million, or 14.8% of revenues for the comparable period last year.

Operating income for the first nine months of 2005 was $10.4 million, compared to operating income of $9.3 million for the first nine months of 2004.

Interest expense for the first nine months of 2005 was $8.3 million, compared to $9.2 million for the same period last year.

COMFORCE reported income from continuing operations before income taxes for the first nine months of 2005 of $1.9 million, compared to income from continuing operations before income taxes of $2.1 million for the first nine months of 2004.

In the first nine months of 2005, the Company repurchased $11.6 million principal amount of 12% Senior Notes resulting in a loss on debt extinguishment of $290,000. Income from continuing operations before income taxes for the first nine months of 2004 included a gain on debt extinguishment of $2.0 million; excluding the loss on debt extinguishment of $290,000 in the first nine months of 2005 and the gain on debt extinguishment of $2.0 million for the comparable period in 2004, income from continuing operations before income taxes increased $2.0 million.

The Company recorded net income of $5.4 million which, after dividends on preferred stock for the period, resulted in net income available to common stockholders of $0.27 per basic and $0.18 per diluted share for the first nine months of 2005, compared to net income of $984,000, or $0.04 per basic and diluted share for the first nine months of 2004. The Company recorded a tax benefit for the first nine months of 2005 from the

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resolution of certain federal and state tax contingencies of $4.3 million. Excluding this tax benefit, the Company would have reported net income of $1.0 million for the nine month period.

COMMENTS FROM MANAGEMENT
John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “We are very pleased to announce another quarter of double digit revenue growth. We are equally pleased to have reported record revenue for both the quarter and nine months.

“PRO Unlimited now represents approximately 58% of our revenues and continues to be primarily responsible for our overall revenue growth.

“At the same time we remain enthusiastic concerning opportunities for our RightSourcing® Vendor Management Services. We continue to experience increasing demand for the services we provide and anticipate further expansion in RightSourcing during the fourth quarter and in 2006. Staff Augmentation also continued to experience growth, principally due to a large increase in sales in our Information Technology division.”

Mr. Fanning continued, “In the third quarter we announced that we have further reduced our public debt. This year, we have repurchased $12.6 million of 12% Senior Notes and our public debt is now $51.8 million, down from $138.8 million on June 30, 2000.

“The Company also announced on September 16, 2005 that I have adopted a stock purchase plan, effective today, under the SEC’s Rule 10b-18 to purchase up to 260,000 shares of COMFORCE’s common stock over the next six months in the open market. The repurchase of these shares underscores the confidence I have in our Company’s future.”
Mr. Fanning concluded, “The first nine months of the year have been rewarding and we are optimistic about our prospects for the balance of 2005 and for 2006.”

ABOUT COMFORCE
COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-seven (37) offices nationwide.

To view the Company’s web page visit http://www.comforce.com

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Various statements made in this release concerning the Company’s expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally, which could heighten competition among staffing companies and negatively impact revenues and margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the standards under which the Company must evaluate annually the recoverability of goodwill on its books which create a greater likelihood that the Company may be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Item 2 of the Company’s 10-Q for the quarter ended June 26, 2005 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.

Financial Tables Follow

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Net sales of services	$139,066	$123,392	$397,669	$348,391

Costs and expenses:
Cost of services	118,438	105,854	340,357	296,718
Selling, general and administrative expenses	15,452	13,179	44,260	39,390
Depreciation and amortization	948	1,002	2,672	3,028

Total costs and expenses	134,838	120,035	387,289	339,136

Operating income	4,228	3,357	10,380	9,255

Other income (expense):
Interest expense	(2,783)	(2,983)	(8,346)	(9,153)
(Loss) gain on debt extinguishment	(37)	8	(290)	1,979
Other income, net	160	104	153	47
	(2,660)	(2,871)	(8,483)	(7,127)

Income from continuing operations before income taxes	1,568	486	1,897	2,128
(Benefit) provision for income taxes	(3,545)	354	(3,374)	1,127

Income from continuing operations	5,113	132	5,271	1,001

Income (loss) from discontinued operations, net of tax benefit of $16 in 2004
	-	-	101	(17)

Net income	$5,113	$132	$5,372	$984

Dividends on preferred stock	254	125	754	375

Net income available to common stockholders	$4,859	$7	$4,618	$609

Basic income (loss) per common share:
Income from continuing operations	$0.29	$0.00	$0.27	$0.04
Income (loss) from discontinued operations	-	-	0.00	(0.00)
Net income	$0.29	$0.00	$0.27	$0.04

Diluted income (loss) per common share:
Income from continuing operations	$0.17	$0.00	$0.18	$0.04
Income (loss) from discontinued operations	-	-	0.00	(0.00)
Net income	$0.17	$0.00	$0.18	$0.04

Weighted average common shares outstanding, basic	16,917	16,684	16,862	16,671
Weighted average common shares outstanding, diluted	30,130	17,294	29,766	18,077